Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q3 2023 FINANCIAL RESULTS

Declares Dividend of $0.15 per share for Q3 2023, Genco’s 17th Consecutive Quarterly Dividend

$500 Million Revolving Credit Facility Expected to Significantly Increase Borrowing Capacity & Enhance Financial Flexibility

Agrees to Acquire High Specification Scrubber-Fitted Capesize Vessel

New York, New York, November 8, 2023 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and nine months ended September 30, 2023.

Third Quarter 2023 and Year-to-Date Highlights

•	Dividend: Declared a $0.15 per share dividend for Q3 2023
o	17th consecutive quarterly payout
o	Cumulative dividends of $4.745 per share or 36% of our share price[1]
o	Q3 2023 dividend is payable on or about November 30, 2023 to all shareholders of record as of November 22, 2023.

•	Global refinancing: Commitments received for a $500 million revolving credit facility providing additional capital allocation flexibility and improved terms compared to the existing facility
o	100% revolver structure increases borrowing capacity by $156 million, maturity is extended by over two years to the end of 2028 and margin is reduced to a grid of 1.85% to 2.15% from 2.15% to 2.75%
•	Growth: Agreed to purchase a 2016-built scrubber-fitted Capesize vessel, to be renamed the Genco Ranger, for $43.1 million, with expected delivery in Q4 2023
•	Financial performance: Net loss of $32.0 million for Q3 2023, including a non-cash vessel impairment charge of $28.1 million, or basic and diluted loss per share of $0.75
o	Adjusted net loss of $3.9 million or basic and diluted loss per share of $0.09, excluding the non-cash vessel impairment charge of $28.1 million[2]
o	Adjusted EBITDA of $14.6 million for Q3 2023[2]
•	Voyage revenues: Totaled $83.4 million in Q3 2023

o	Net revenue[2] was $47.2 million during Q3 2023
o	Average daily fleet-wide TCE[2] was $12,082 for Q3 2023
•	Estimated TCE to date for Q4 2023: $16,665 for 69% of our owned fleet available days, based on both period and current spot fixtures[2]
•	Global Maritime Forum: Genco became a signatory to the operational efficiency ambition statement focused on emissions reductions

John C. Wobensmith, Chief Executive Officer, commented, “We continued to advance our value strategy in the third quarter, delivering on our commitments to dividends, deleveraging, and growth. In addition to declaring our 17th consecutive dividend, we capitalized on an attractive opportunity to acquire a 2016-built scrubber-fitted Capesize vessel. The agreed upon acquisition of the Genco Ranger represents the next step in our fleet renewal plans as we continue to evaluate potential sale and purchase transactions in the market. We remain in a strong position to continue providing sizeable dividend payouts, supported by our balance sheet strength, available liquidity, and improved drybulk market. At the same time, our continued debt prepayments have enabled Genco to reduce our industry-low cash flow breakeven rate, which is a core differentiator for the Company.”

Mr. Wobensmith continued, “We expect our refinancing to further enhance Genco’s capital structure and support both the continued execution of our value strategy and our ability to take advantage of favorable long-term industry fundamentals. Beginning in September, we have seen a significant uplift in drybulk freight rates, led by firm iron ore, coal and bauxite shipments, which is reflected in our solid Q4 TCE to date. Moving forward, while we expect volatility to persist, we view commodity demand growth from China and developing Asia, coupled with capacity constraints that have resulted in a historically low orderbook, to be supportive for the drybulk market.”

1 Genco share price as of November 7, 2023.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q4 2023 TCE, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.

Credit Facility Refinancing

In Q4 2023, Genco received commitments for a $500 million revolving credit facility, which can be utilized to support growth of the Company’s asset base as well as general corporate purposes.

Key terms of the amended $500 million revolving credit facility include:
•	Borrowing capacity increases to $500 million from $344 million currently, an increase of $156 million or 46%
•	100% revolving credit facility structure provides flexibility for Genco to continue to pay down debt while maintaining the ability to opportunistically draw down capital
•	Competitive pricing: margin grid reduced to 1.85% to 2.15% + SOFR from 2.15% to 2.75% + SOFR

o	Credit adjustment spread of approximately 0.11% was also eliminated
o	Margin grid based on the ratio of total net indebtedness to EBITDA
•	5-year tenor extends maturity by over two years from August 2026 to November 2028
•	Repayment profile of 20 years
o	Quarterly revolver commitment reduction of approximately $15 million per quarter
o	Genco will have no mandatory debt repayments until 2028, due to our reduction in debt outstanding
•	Sustainability linked feature with interest rate increased or decreased by a margin of up to 0.05% based on our performance relative to fleet-wide carbon emissions targets
•	Favorable covenant package in line with the existing facility
•	Collateral package includes Genco’s 44-vessel fleet as well as the Genco Ranger, upon expected delivery in mid-November 2023

Lenders of the revolving credit facility include reputable international shipping banks that are both existing and new lenders to Genco. The amended facility is subject to definitive documentation and fulfillment of customary conditions precedent. The amended facility is expected to close in Q4 2023.

Upon closing the amended credit facility and acquisition, we anticipate pro forma debt outstanding to be $179.8 million and undrawn revolver availability to be $320.3 million. Given the 100% revolver structure, we plan to actively manage our debt outstanding to reduce interest expense while also planning to utilize the revolver a source of funds to opportunistically acquire tonnage.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt prepayments or repayments to maintain low financial leverage, and
•	Growth: opportunistically growing and renewing the Company’s asset base

This strategy is a key differentiator for Genco, which we believe creates a compelling risk-reward balance to drive shareholder value over the long-term. The Company is positioned to pay a sizeable quarterly dividend across diverse market environments while maintaining significant flexibility to grow the fleet through accretive vessel acquisitions.

Key characteristics of our unique platform include:
•	Industry low cash flow breakeven rate
•	Net loan-to-value of 10%[3]
•	Strong liquidity position of $251.0 million at September 30, 2023, which consists of:
o	$52.2 million of cash on the balance sheet
o	$198.8 million of revolver availability
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

3 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of September 30, 2023 divided by estimates of the market value of our fleet as of November 7, 2023 from VesselsValue.com.  The actual market value of our vessels may vary.

Financial deleveraging

Genco paid down $304.5 million or 68% of our debt from Q1 2021 to Q3 2023
•	Debt outstanding: $144.8 million as of September 30, 2023
o	Drew down $35.0 million under our revolver in Q4 2023 to partially fund the acquisition of the Genco Ranger

•	We plan to continue to voluntarily pay down debt
o	Medium-term goal: reducing net debt to zero
o	Longer-term goal: zero debt

Growth

Entered into an agreement to acquire a 2016-built 181,000 dwt scrubber-fitted Capesize vessel for $43.1 million constructed at SWS shipyard in China in October 2023. The vessel, to be renamed Genco Ranger, is expected to be delivered to Genco in mid-November 2023. We continue to further evaluate fleet renewal and growth opportunities in the sale and purchase market.

Dividend Policy

Genco declared a cash dividend of $0.15 per share for the third quarter of 2023. While our stated formula did not produce a dividend for the quarter, the Board of Directors elected on management’s recommendation to declare the $0.15 per share dividend. Genco’s industry low cash flow breakeven rate and low financial leverage, together with improved freight rates in Q4 2023 to date gave the Company confidence to declare the $0.15 per share dividend. This represents our eighth dividend payment under our value strategy with cumulative dividends declared to date of $3.69 per share. The Q3 2023 dividend is payable on or about November 30, 2023 to all shareholders of record as of November 22, 2023.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q3 2023 dividend and estimated amounts for the calculation of the dividend for Q4 2023:

Dividend calculation	Q3 2023 actual	Q4 2023 estimates
Net revenue	$47.24	Fixtures + market
Operating expenses	(31.84)	(33.07)
Less: capex for dydocking/BWTS/ESDs	(4.54)	(0.40)
Operating cash flow less DD capex	$10.87	Sum of the above
Less: voluntary quarterly reserve*	(4.40)	(19.50)
Cash flow distributable as dividends	$6.47	Sum of the above
Number of shares to be paid dividends	43.2	43.2
Dividend per share	$0.15
Numbers in millions except per share amounts
*We have consolidated the previous voluntary quarterly reserve of $10.75m and voluntary debt repayments of $8.75m (total of $19.5m). This consolidated Q3 2023 voluntary quarterly reserve was reduced from $19.5m to $4.4m for the purposes of the dividend calculation.

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation. Estimated expenses, debt repayments, and capital expenditures for Q4 2023 are estimates presented for illustrative purposes.

We have consolidated our voluntary quarterly debt repayments and voluntary quarterly reserve for the purposes of our dividend calculation as shown in the table above. With our new 100% revolving credit facility structure, we intend to actively manage our debt outstanding to reduce interest expense while also planning to opportunistically draw down to partially fund future acquisitions or for general corporate purposes while remaining committed to our medium-term goal of net debt zero. Furthermore, given that both the reserve and debt repayments are fully in our discretion, we felt it was appropriate to consolidate into one voluntary quarterly reserve.

The voluntary quarterly reserve for the third quarter of 2023 under the Company’s dividend policy was reduced to $4.4 million. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends in diverse market environments.

The voluntary quarterly reserve for the fourth quarter of 2023 under the Company’s dividend formula is expected to be $19.5 million, a portion of which consists of a voluntary debt repayment under our revolver with the balance representing our voluntary quarterly reserve. As we anticipate having no mandatory debt repayments until the maturity of the new credit facility in 2028, the $19.5 million remains fully within our discretion. Subject to the development of freight rates for the remainder of the fourth quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter, and it is expected to be based on anticipated debt repayments and interest expense for the relevant and succeeding quarter and remains subject to our Board of Directors’ discretion.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “Consistent with our focus on further strengthening our balance sheet, we are pleased to have received commitments for a $500 million revolving credit facility, which we anticipate closing before year-end. The global refinancing and full revolving credit facility structure aligns well with Genco’s value strategy, providing the flexibility to continue on our debt paydown trajectory while maintaining the optionality to strategically access capital when attractive opportunities materialize. Furthermore, we increased our borrowing capacity by nearly 50%, or over $150 million, while lowering pricing and extending maturity. This key initiative enhances Genco’s industry-leading balance sheet and low financial leverage position, highlighted by a net loan-to-value ratio of approximately 10%. We appreciate the continued support of our high quality bank group.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Opportunistically booking longer term coverage

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the fourth quarter of 2023 on a load-to-discharge basis is presented below. Actual rates for the fourth quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the fourth quarter of 2023. At the same time, expenses for uncontracted days will be recognized.

Estimated net TCE - Q4 2023 to Date

Vessel Type	Fleet-wide	% Fixed
Capesize	$20,831	58%
Ultra/Supra	$14,634	77%
Total	$16,665	69%

Our index-linked and short-period time charters are listed below.

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Endeavour	Capesize	181,060	2015	127% of BCI + scrubber premium	11-14 months	Jan-24
Genco Resolute	Capesize	181,060	2015	127% of BCI + scrubber premium	11-14 months	Feb-24
Genco Defender	Capesize	180,021	2016	125% of BCI + scrubber premium	11-14 months	Apr-24

Genco Madeleine	Ultramax	63,166	2014	$16,000	5-7 months	Mar-24
Genco Constellation	Ultramax	63,310	2017	$16,000	5-7 months	Mar-24
Genco Bourgogne	Supramax	58,018	2010	$15,000	4-6 months	Mar-24

Financial Review: 2023 Third Quarter

The Company recorded net loss for the third quarter of 2023 of $32.0 million, or $0.75 basic and diluted loss per share. Adjusted net loss is $3.9 million or $0.09 basic and diluted loss per share excluding a non-cash vessel impairment charge of $28.1 million. This non-cash vessel impairment charge was recorded as the estimated future undiscounted cash flows for three of our 170,000 dwt Capesize vessels, that we are evaluating divesting as part of fleet renewal with third special surveys scheduled in 2024, did not exceed their net book values, and we therefore adjusted their values to fair market value during the third quarter of 2023. Comparatively, for the three months ended September 30, 2022, the Company recorded net income of $40.8 million, or $0.96 and $0.95 basic and diluted earnings per share, respectively.

Revenue / TCE
The Company’s revenues decreased to $83.4 million for the three months ended September 30, 2023, as compared to $136.0 million recorded for the three months ended September 30, 2022, primarily due to lower rates earned by our minor and major bulk vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $12,082 per day for the three months ended September 30, 2023 as compared to $23,624 per day for the three months ended September 30, 2022.

Voyage expenses
Voyage expenses were $34.3 million for the three months ended September 30, 2023 compared to $39.5 million during the prior year period, primarily due to lower bunker consumption for our minor bulk vessels and third-party chartered-in vessels, as well as decreased fuel prices during the third quarter of 2023 as compared to the same period during 2022.

Vessel operating expenses
Vessel operating expenses increased to $24.7 million for the three months ended September 30, 2023 from $22.1 million for the three months ended September 30, 2022. Daily vessel operating expenses, or DVOE, amounted to $6,113 per vessel per day for the third quarter of 2023 compared to $5,457 per vessel per day for the third quarter of 2022. The increase was primarily due to the timing of the purchase of stores and spare parts, higher insurance costs and higher crew costs due to the timing of crew changes. These increases were partially offset by the absence of COVID-19 related expenses in Q3 2023.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical manager, our DVOE budget for Q4 2023 is $6,000 per vessel per day on a fleet-wide basis.

General and administrative expenses
General and administrative expenses increased to $6.6 million for the third quarter of 2023 compared to $5.9 million for the third quarter of 2022, primarily due to an increase in non-cash stock amortization expenses.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $17.0 million for the three months ended September 30, 2023 from $15.6 million for the three months ended September 30, 2022, primarily due to an increase in drydocking amortization expense for certain vessels that completed their respective drydockings during the third quarter of 2022 through the second quarter of 2023.

Drybulk market update
During the first two months of the third quarter, spot freight rates came under pressure primarily due to an unwinding in port congestion which offset firm iron ore and coal volumes into China. During September and into Q4 2023 to date, freight rates have improved meaningfully due to:
•	Strong iron ore and coal shipments into China
•	Robust Brazilian iron ore volumes
•	Ex-China steel production growth
•	An increase in port congestion from Q3 lows

Financial Review: Nine Months 2023

The Company recorded net loss of $17.8 million or $0.42 basic and diluted loss per share for the nine months ended September 30, 2023. Adjusted net income is $10.3 million or $0.24 basic and diluted earnings per share excluding a non-cash vessel impairment charge of $28.1 million. This compares to net income of $129.9 million or $3.07 and $3.03 basic and diluted earnings per share, respectively, for the nine months ended September 30, 2022.

Revenue / TCE
The Company’s revenues decreased to $268.3 million for the nine months ended September 30, 2023 compared to $410.0 million for the nine months ended September 30, 2022, primarily due to lower rates achieved by our minor and major bulk vessels. TCE rates obtained by the Company decreased to $13,855 per day for the nine months ended September 30, 2023 from $25,425 per day for the nine months ended September 30, 2022.

Voyage expenses
Voyage expenses decreased to $100.5 million for the nine months ended September 30, 2023 from $110.4 million for the same period in 2022, primarily due to lower bunker consumption for our minor bulk vessels and third-party chartered-in vessels, as well as decreased fuel prices during the nine months ended September 30, 2023 as compared to the same period during 2022.

Vessel operating expenses
Vessel operating expenses decreased to $71.7 million for the nine months ended September 30, 2023 from $78.6 million for the nine months ended September 30, 2022. DVOE was $5,971 for the year-to-date period in 2023 versus $6,545 in 2022. The decrease was primarily due to the absence of COVID-19 related expenses in 2023 over the same period last year, a decrease in the purchase of stores and spare parts, as well as reduced repair and maintenance costs. These decreases were partially offset by higher crew costs due to the timing of crew changes.

General and administrative expenses
General and administrative expenses for the nine months ended September 30, 2023 increased to $21.3 million as compared to $18.3 million in the same period of 2022 primarily due to an increase in non-cash stock amortization expense as well as higher legal and professional fees.

EBITDA
EBITDA for the nine months ended September 30, 2023 amounted to $36.2 million compared to $180.6 million during the prior period. During the nine months of 2023 and 2022, EBITDA included non-cash impairment charges as well as losses on fuel hedges. Excluding these items, our adjusted EBITDA would have amounted to $64.4 million and $180.7 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2023 and 2022 was $52.2 million and $153.4 million, respectively. This decrease in cash provided by operating activities was primarily due to lower rates earned by our minor and major bulk vessels and changes in working capital.  These decreases were partially offset by a decrease in drydocking costs incurred during the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.

Net cash used in investing activities for the nine months ended September 30, 2023 and 2022 was $3.3 million and $53.5 million, respectively. This decrease was primarily due to a $47.4 million decrease in the purchase of vessels primarily as a result of the purchase of two Ultramax vessels that delivered during the first quarter of 2022. There was also a $2.1 million increase in insurance proceeds for hull and machinery claims for our vessels.

Net cash used in financing activities during the nine months ended September 30, 2023 and 2022 was $60.8 million and $149.0 million, respectively.  The decrease is primarily due to the additional $40.0 million debt repayment made under the $450 Million Credit Facility during the first quarter of 2022.  Additionally, there was a $48.2 million decrease in the payment of dividends during the nine months ended September 30, 2023 as compared to the same period during 2022.

Capital Expenditures

Genco’s fleet of 44 vessels as of November 8, 2023, consists of:
•	17 Capesizes
•	15 Ultramaxes
•	12 Supramaxes

The fleet’s average age is 11.7 years and has an aggregate capacity of approximately 4,635,000 dwt. We plan to take delivery of the Genco Ranger, a 181,000 dwt scrubber-fitted Capesize vessel in mid-November 2023.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2023 and 2024 to be:

Estimated costs ($ in millions)	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Drydock Costs (1)	$-	$2.50	$5.65	$6.45	$7.20
Estimated BWTS Costs (2)	$-	$0.53	$-	$-	$-
Fuel Efficiency Upgrade Costs (3)	$0.40	$0.27	$1.37	$1.09	$1.23
Total Costs	$0.40	$3.30	$7.02	$7.54	$8.43
Estimated Offhire Days (4)	-	55	95	115	125

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$83,361	$135,970	$268,309	$409,961
Total revenues	83,361	135,970	268,309	409,961

Operating expenses:
Voyage expenses	34,256	39,496	100,522	110,420
Vessel operating expenses	24,746	22,090	71,725	78,567
Charter hire expenses	2,026	6,952	6,731	19,633
General and administrative expenses (inclusive of nonvested stock amortization	6,585	5,911	21,267	18,334
expense of $1.4 million, $0.8 million, $4.2 million and $2.4 million, respectively)
Technical management fees	973	761	3,084	2,378
Depreciation and amortization	17,026	15,582	49,762	44,162
Impairment of vessel assets	28,102	-	28,102	-
Total operating expenses	113,714	90,792	281,193	273,494

Operating (loss) income	(30,353)	45,178	(12,884)	136,467

Other (expense) income
Other (expense) income	(100)	(2,146)	(298)	617
Interest income	588	292	1,877	377
Interest expense	(1,999)	(2,276)	(6,158)	(6,923)
Other expense, net	(1,511)	(4,130)	(4,579)	(5,929)

Net (loss) income	$(31,864)	$41,048	$(17,463)	$130,538

Less: Net income attributable to noncontrolling interest	140	220	345	$639

Net (loss) income attributable to Genco Shipping & Trading Limited	$(32,004)	$40,828	$(17,808)	$129,899

Net (loss) earnings per share - basic	$(0.75)	$0.96	$(0.42)	$3.07

Net (loss) earnings per share - diluted	$(0.75)	$0.95	$(0.42)	$3.03

Weighted average common shares outstanding - basic	42,816,045	42,529,865	42,745,681	42,361,797

Weighted average common shares outstanding - diluted	42,816,045	42,881,541	42,745,681	42,915,240

	September 30, 2023	December 31, 2022
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$46,259	$58,142
Restricted cash	5,643	5,643
Due from charterers, net	19,522	25,333
Prepaid expenses and other current assets	10,162	8,399
Inventories	27,567	21,601
Fair value of derivative instruments	2,369	6,312
Total current assets	111,522	125,430

Noncurrent assets:
Vessels, net of accumulated depreciation of $284,693 and $303,098, respectively	939,749	1,002,810
Deferred drydock, net	32,982	32,254
Fixed assets, net	7,435	8,556
Operating lease right-of-use assets	2,994	4,078
Restricted cash	315	315
Fair value of derivative instruments	-	423
Total noncurrent assets	983,475	1,048,436

Total assets	$1,094,997	$1,173,866

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$27,428	$29,475
Deferred revenue	6,534	4,958
Current operating lease liabilities	2,266	2,107
Total current liabilities	36,228	36,540

Noncurrent liabilities
Long-term operating lease liabilities	2,386	4,096
Long-term debt, net of deferred financing costs of $4,756 and $6,079, respectively	139,994	164,921
Total noncurrent liabilities	142,380	169,017

Total liabilities	178,608	205,557

Commitments and contingencies

Equity:
Common stock	425	423
Additional paid-in capital	1,558,541	1,588,777
Accumulated other comprehensive income	2,257	6,480
Accumulated deficit	(646,055)	(628,247)

Total Genco Shipping & Trading Limited shareholders' equity	915,168	967,433
Noncontrolling interest	1,221	876
Total equity	916,389	968,309

Total liabilities and equity	$1,094,997	$1,173,866

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net (loss) income	$(17,463)	$130,538
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	49,762	44,162
Amortization of deferred financing costs	1,323	1,268
Right-of-use asset amortization	1,084	1,060
Amortization of nonvested stock compensation expense	4,175	2,356
Impairment of vessel assets	28,102	-
Amortization of premium on derivatives	143	63
Insurance proceeds for protection and indemnity claims	252	709
Insurance proceeds for loss of hire claims	506	-
Change in assets and liabilities:
Decrease (increase) in due from charterers	5,811	(5,750)
Increase in prepaid expenses and other current assets	(4,882)	(1,421)
Increase in inventories	(5,966)	(7,618)
Increase in accounts payable and accrued expenses	24	7,344
Increase in deferred revenue	1,576	4,383
Decrease in operating lease liabilities	(1,551)	(1,384)
Deferred drydock costs incurred	(10,730)	(22,262)
Net cash provided by operating activities	52,166	153,448

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(3,485)	(50,879)
Purchase of other fixed assets	(2,169)	(2,929)
Insurance proceeds for hull and machinery claims	2,361	293
Net cash used in investing activities	(3,293)	(53,515)

Cash flows from financing activities
Repayments on the $450 Million Credit Facility	(26,250)	(66,250)
Cash dividends paid	(34,506)	(82,713)
Payment of deferred financing costs	-	(11)
Net cash used in financing activities	(60,756)	(148,974)

Net decrease in cash, cash equivalents and restricted cash	(11,883)	(49,041)

Cash, cash equivalents and restricted cash at beginning of period	64,100	120,531
Cash, cash equivalents and restricted cash at end of period	$52,217	$71,490

Three Months Ended September 30, 2023
Net Loss Reconciliation	(unaudited)
Net loss attributable to Genco Shipping & Trading Limited	$(32,004)
+ Impairment of vessel assets	28,102
+ Unrealized loss on fuel hedges	15
Adjusted net loss	$(3,887)

Adjusted loss per share - basic	$(0.09)
Adjusted loss per share - diluted	$(0.09)

Weighted average common shares outstanding - basic	42,816,045
Weighted average common shares outstanding - diluted	42,816,045

Weighted average common shares outstanding - basic as per financial statements	42,816,045
Dilutive effect of stock options	-
Dilutive effect of performance based restricted stock units	-
Dilutive effect of restricted stock units	-
Weighted average common shares outstanding - diluted as adjusted	42,816,045

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net (loss) income attributable to Genco Shipping & Trading Limited	$(32,004)	$40,828	$(17,808)	$129,899
+ Net interest expense	1,411	1,984	4,281	6,546
+ Depreciation and amortization	17,026	15,582	49,762	44,162
EBITDA(1)	$(13,567)	$58,394	$36,235	$180,607

+ Impairment of vessel assets	28,102	-	28,102	-
+ Unrealized loss on fuel hedges	15	1,871	95	112
Adjusted EBITDA	$14,550	$60,265	$64,432	$180,719

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	44	44	44	44
Average number of vessels (2)	44.0	44.0	44.0	44.0
Total ownership days for fleet (3)	4,048	4,048	12,012	12,002
Total chartered-in days (4)	146	302	452	759
Total available days for fleet (5)	4,056	4,106	12,094	11,832
Total available days for owned fleet (6)	3,910	3,803	11,642	11,073
Total operating days for fleet (7)	4,006	4,048	11,899	11,608
Fleet utilization (8)	97.7%	97.6%	97.3%	96.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$12,082	$23,624	$13,855	$25,425
Daily vessel operating expenses per vessel (10)	6,113	5,457	5,971	6,545

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,564.0	1,564.0	4,641.0	4,641.0
Ultramax	1,380.0	1,380.0	4,095.0	4,084.9
Supramax	1,104.0	1,104.0	3,276.0	3,276.0
Total	4,048.0	4,048.0	12,012.0	12,001.9

Chartered-in days
Capesize	-	-	-	-
Ultramax	91.1	114.3	330.8	304.5
Supramax	55.0	187.9	120.9	454.2
Total	146.1	302.2	451.7	758.8

Available days (owned & chartered-in fleet)
Capesize	1,556.9	1,354.7	4,542.1	3,965.1
Ultramax	1,459.2	1,480.1	4,400.5	4,272.5
Supramax	1,040.3	1,270.8	3,151.6	3,594.3
Total	4,056.4	4,105.6	12,094.2	11,831.9

Available days (owned fleet)
Capesize	1,556.9	1,354.7	4,542.1	3,965.1
Ultramax	1,368.1	1,365.8	4,069.7	3,968.0
Supramax	985.3	1,082.9	3,030.6	3,140.1
Total	3,910.3	3,803.4	11,642.4	11,073.2

Operating days
Capesize	1,550.1	1,334.9	4,513.6	3,886.4
Ultramax	1,426.2	1,465.8	4,280.3	4,227.1
Supramax	1,029.2	1,247.0	3,105.1	3,494.9
Total	4,005.5	4,047.7	11,899.1	11,608.4

Fleet utilization
Capesize	99.1%	97.4%	98.9%	97.0%
Ultramax	96.9%	98.8%	96.7%	97.4%
Supramax	96.7%	96.5%	96.0%	94.2%
Fleet average	97.7%	97.6%	97.3%	96.3%

Average Daily Results:
Time Charter Equivalent
Capesize	$15,424	$19,233	$16,954	$23,457
Ultramax	10,317	27,295	12,962	27,308
Supramax	9,251	24,486	10,412	25,526
Fleet average	12,082	23,624	13,855	25,425

Daily vessel operating expenses
Capesize	$6,236	$5,329	$6,243	$6,249
Ultramax	5,576	5,294	5,437	5,707
Supramax	6,603	5,887	6,305	8,017
Fleet average	6,113	5,457	5,971	6,545

1)
EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.

7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the fourth quarter of 2023 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the fourth quarter to the most comparable financial measures presented in accordance with GAAP. When we compare our TCE to the Baltic Supramax Index (BSI) in this release, we adjust the BSI for customary commissions.

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$83,361	$135,970	$268,309	$409,961
Voyage expenses (in thousands)	34,256	39,496	100,522	110,420
Charter hire expenses (in thousands)	2,026	6,952	6,731	19,633
Realized gain on fuel hedges (in thousands)	164	326	245	1,622
	47,243	89,848	161,301	281,530

Total available days for owned fleet	3,910	3,803	11,642	11,073
Total TCE rate	$12,082	$23,624	$13,855	$25,425

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. As of November 8, 2023, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,635,000 dwt and an average age of 11.7 years.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday,

November 9, 2023 at 8:30 a.m. Eastern Time to discuss its 2023 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (416) 764-8624 or (888) 259-6580 and enter passcode 329256. A replay of the conference call can also be accessed for two weeks by dialing (416) 764-8692 or (877) 674-7070 and entering the passcode 329256. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels;

(xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2023 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions, our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; (xxiii) the completion of definitive documentation for, potential changes in terms to, our entry into, and fulfillment of conditions precedent under our proposed $500 million credit facility, and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent reports on Form 8-K and Form 10-Q).  Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550